Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Synalloy Reports Second Quarter 2019 Results

Richmond, Virginia, August 13, 2019...Synalloy Corporation (Nasdaq: SYNL), today announced net sales for the second quarter of 2019 of $78.8 million. This represents an increase of $6.9 million or 9.6% when compared to net sales for the second quarter of 2018. Excluding net sales of ASTI and Munhall-Galvanized, net sales for the second quarter of 2019 decreased $7.9 million, or 11.0% compared to net sales for the second quarter of 2018. Net sales for the first six months of 2019 were $163.6 million, an increase of $33.2 million or 25.5% from the first six months of 2018. Excluding net sales of ASTI and Munhall-Galvanized, net sales for the first six months of 2019 increased $2.2 million, or 1.7% compared to net sales for the first six months of 2018.
For the second quarter of 2019, the Company recorded a net loss of $0.3 million, or $0.03 loss per diluted share, compared to net income of $3.7 million, or $0.41 per diluted share for the second quarter of 2018. Excluding the financial results of ASTI and Munhall-Galvanized, net income for the second quarter of 2019 decreased $4.5 million, or 121.8% compared to net income for the second quarter of 2018. The second quarter of 2019 was negatively impacted by inventory price change losses which, on a pre-tax basis, totaled $1.8 million, compared to a $1.1 million gain in the second quarter of 2018.
For the first six months of 2019, net loss was $1.2 million, or $0.13 loss per diluted earnings per share. This compares to net income of $7.5 million, or $0.85 per diluted earnings per share for the first six months of 2018. Excluding the financial results of ASTI and Munhall-Galvanized, net income for the first six months of 2019 decreased $9.5 million, or 127.5% compared to net income for the first six months of 2018. The first six months of 2019 were negatively impacted by inventory price change losses which, on a pre-tax basis, totaled $5.2 million, compared to a $3.5 million gain for the first six months of 2018.
The Company also reports its performance utilizing two non-GAAP financial measures: Adjusted Net Income and Adjusted EBITDA. The Company's performance, as calculated under the two measures, is as follows:

•
Adjusted Net Loss for the second quarter of 2019 was $0.3 million, or $0.04 adjusted diluted loss per share, a decrease of $6.6 million from Adjusted Net Income of $6.3 million, or $0.71 adjusted diluted earnings per share for the second quarter of 2018. For the first six months of 2019, Adjusted Net Income was $0.3 million, or $0.04 per adjusted diluted earnings per share, compared to $10.5 million, or $1.19 adjusted diluted earnings per share for the first six months of 2018.

•
Adjusted EBITDA decreased $6.9 million for the second quarter of 2019 to $3.4 million (4.3% of sales), from $10.3 million (14.4% of sales) for the second quarter of 2018. For the first six months of 2019, Adjusted EBITDA was $8.2 million (5.0% of sales) compared to $18.0 million (13.8% of sales) for the first six months of 2018.

The Company's results are periodically impacted by factors that are not included as adjustments to our non-GAAP measures, but which represent items that help explain differences in period to period results. As mentioned above, for the second quarter of 2019, the most significant of those was inventory price change losses which, on a pre-tax basis, totaled $1.8 million, compared to a $1.1 million gain in the second quarter of 2018, representing a decrease of $2.9 million in pre-tax income compared to the second quarter 2018.

“As reported by the Company in its June 19, 2019 press release, the market for welded stainless steel pipe has been especially challenging over the past several months,” said Craig C. Bram, President and CEO. “The combination of heavy buying in the first half of 2018 by distribution customers in advance of Section 232 tariffs and consolidation within the supply chain, has resulted in excessive inventories and associated destocking. While project buys have been reasonably good, inventory buys have been less frequent and of much smaller volume. The result has been an aggressive pricing environment, particularly for smaller OD sizes and commodity alloys. We expect this trend to continue for the balance of the year,” noted Bram. “Since April, nickel surcharges have fallen for three consecutive months, providing further encouragement to distribution customers to defer purchases into future months. A swing from inventory price change gains of $3.5 million in the first half of 2018 to inventory price change losses of $5.2 million in the current six-month period, more than offset solid contributions from the ASTI acquisition and improved results at our tank operation in west Texas,” said Bram.
Metals Segment
The Metals Segment's net sales for the second quarter of 2019 totaled $64.5 million, an increase of $8.1 million or 14.4% from the second quarter of 2018. Excluding the net sales of ASTI and Munhall-Galvanized, Metals Segment net sales for the second quarter of 2019 decreased $6.7 million, or 11.8%, compared to net sales for the second quarter of 2018.

Net sales for the first six months of 2019 were $135.6 million, an increase of $33.7 million or 33% from the first six months of 2018. Excluding the net sales of ASTI and Munhall-Galvanized, Metals Segment net sales for the first six months of 2019 increased $2.7 million, or 2.7%, compared to net sales for the first six months of 2018.
Sales of seamless carbon pipe and tube were down 20.2% from last year’s second quarter. Storage tank and vessel sales increased 13.0% over last year’s second quarter. Excluding ASTI and Munhall-Galvanized, pipe and tube sales were down 15.8% from the second quarter of 2018.
The backlog for our subsidiary, Bristol Metals, LLC, as of June 30, 2019 was $31.4 million, a decrease of 11.5% when compared to the same date in 2018. The decline is primarily related to lower customer pricing, with total pounds backlog down only 2%, but indexed components of pricing off between 19% and 25% from prior year levels, as well as some reduction in base metal pricing. The backlog for our subsidiary, Palmer of Texas Tanks, Inc., as of June 30, 2019 was $8.9 million, a decrease of 61.1%, when compared to the same date in 2018. The decrease in backlog is attributable to increased throughput by over 25% from the prior year quarter, which has supported the second quarter of 2019 shipping levels at 16% higher than second quarter of 2018, as well as compression of customer lead times between commitment and ship dates.
The Metals Segment's operating income decreased $7.9 million to $1.2 million for the second quarter of 2019 compared to $9.1 million for the second quarter of 2018. For the first six months of 2019, operating income decreased for the Metals Segment by $12.5 million to an operating income of $2.6 million compared to operating income of $15.1 million for the same period of 2018.
Current quarter operating results were affected by the following factors:

a)
Nickel prices and resulting surcharges for 304 and 316 alloys ended the second quarter of 2019 at continued low levels. The reduction in the nickel indices resulted in substantially lower selling prices in the second quarter, generating a net unfavorable operating impact of $1.8 million related to metal pricing. Compared to a period of rising nickel prices in the second quarter of 2018, which generated metal pricing gains of $1.1 million, the second quarter of 2019 was unfavorable by $2.9 million compared to the second quarter of 2018;

b)
Operating profits for welded stainless pipe and galvanized tube operations declined approximately $5.3 million in the second quarter of 2019 compared to the prior year period. The decline is primarily related to the average pricing declines outlined in our updated 2019 guidance issued on June 19, 2019. We are expecting some improvement in pricing and margins for galvanized as hot-dipped galvanized input cost normalizes through the remainder of the year. However, our second half projections continue to include negative pricing impacts in stainless pipe, in line with an extended period of months during which we expect to eliminate excess inventories in the market;

c)	The acquisition of American Stainless increased second quarter of 2019 operating income by $1.2 million, with no comparable results in the prior year period; and

d)
Seamless carbon pipe and tube showed a decline of 20.2% in sales, primarily related to reduced energy market sales of larger diameter tube, lowering operating profit by approximately $1.1 million. We do expect energy market based sales to remain low for the remainder of the year, but anticipate higher levels of special projects, specifically in the alternative energy sector.

Specialty Chemicals Segment
Net sales for the Specialty Chemicals Segment in the second quarter of 2019 totaled $14.3 million, representing a $1.2 million or 8.0% decrease from the second quarter of 2018. Sales for the first six months of 2019 were $28.0 million, a decrease of $0.5 million or 1.9% from 2018 results.
The decline of net sales belie the overall strength in Chemicals volumes sold, as pounds shipped increased by 6.5% and 10.5% for the comparisons to prior year for the second quarter and the first six months, respectively. The decline in net sales is simply a factor of more tolled product being shipped in 2019 compared to 2018, with tolled revenue not including material cost as a component.
Operating income for the Specialty Chemicals Segment for the second quarter of 2019 was $0.9 million, a decrease of $0.2 million from the same quarter of 2018. While the product mix was slightly unfavorable compared to prior year, on a sequential basis, the result represents a 51.0% improvement in profit over the first quarter of 2019. For the first six months of 2019, operating income for the Specialty Chemicals Segment was $1.5 million compared to operating income of $2.0 million for the same period of 2018. The prior year's first six months included a one-time claim settlement gain of $0.3 million.

Other Items
Unallocated corporate expenses for the second quarter of 2019 decreased $0.3 million or 12% to $1.9 million (2.5% of sales) compared to $2.2 million (3.1% of sales) for the same period in the prior year comparative period. The second quarter decrease resulted primarily from lower professional fees, employee benefits and incentive bonus expense. For the first six months of 2019, unallocated corporate expenses increased $0.5 million or 14.2% to $4.3 million (2.6% of sales) from $3.7 million (2.9% of sales) in the prior year comparative period. For the first six months of 2019, the increase to unallocated corporate expenses resulted primarily from higher professional fees and stock option expense.
Acquisition costs were $32,400 for the second quarter of 2019 ($12,300 recorded in Metals Segment Cost of Sales and $20,100 in unallocated SG&A), resulting from costs associated with the January 1, 2019 American Stainless acquisition. This compares to $0.7 million in acquisition cost ($0.7 million in unallocated SG&A and $31,100 in Metals Segment Cost of Sales) during the second quarter of 2018, which resulted primarily from costs associated with the Bristol Metals-Munhall galvanized acquisition.
Interest expense was $1.0 million and $0.4 million for the second quarters of 2019 and 2018, respectively. Interest expense was $2.0 million and $0.7 million for the first six months of 2019 and 2018, respectively. The increase was related to higher average debt outstanding in the second quarter and the first six months of 2019, as additional borrowings were primarily related to acquisitions and to support increased working capital requirements.
The effective tax rate was 35.0% and 31.5% for the three and six-month periods ended June 30, 2019. The June 30, 2019 effective tax rate was higher than the statutory rate of 21.0% due to state taxes, net of the federal benefit, and discrete tax benefits on our stock compensation plans.
The effective tax rate was 21.0% and 21.3% for the three and six-month periods ended June 30, 2018, respectively. The Company’s effective tax rate was approximately equal to the U.S. statutory rate of 21.0%.
The Company's cash balance decreased $2.2 million to $23,800 as of June 30, 2019 compared to $2.2 million at December 31, 2018. Fluctuations affecting cash flows during the six months ended June 30, 2019 were comprised of the following:

a)
Net inventories decreased $3.8 million at June 30, 2019 when compared to December 31, 2018, mainly due to efforts to balance inventory with projected business levels. Excluding the impact of ASTI acquired inventory, the Company generated $8.5 million of operating cash flows from the relief of inventory during the six months ended June 30, 2019. Inventory turns increased slightly from 1.81 turns at December 31, 2018, calculated on a three-month average basis, to 1.89 turns at June 30, 2019;

b)
Accounts payable increased $3.9 million as of June 30, 2019 as compared to December 31, 2018. The majority of the increase is related to levels of purchasing activity near the end of the quarter, including second quarter receipts of inventory that were still unpaid on normal terms at the end of the quarter. Accounts payable days outstanding were approximately 33 days at June 30, 2019 compared to 37 days at December 31, 2018;

c)
Net accounts receivable increased $2.6 million at June 30, 2019 as compared to December 31, 2018, which primarily resulted from the addition of ASTI’s sales and receivables following the January 1, 2019 acquisition, offset partially by a reduction in days outstanding of four days due to better collection experience at the end of the second quarter. Days sales outstanding, calculated using a six-month average basis, decreased from 52 days outstanding at the end of December 2018 to 48 days at the end of the June 2019;

d)	On January 1, 2019, the Company paid $21.9 million to complete the American Stainless acquisition;

e)	The Company purchased and sold equity securities during the six-month period ended June 30, 2019, which resulted in net cash proceeds of $0.5 million;

f)	Capital expenditures for the first six months of 2019 were $1.9 million; and

g)	The Company paid $1.8 million during the first six months of 2019 related to the earn-out liabilities from the 2019 American Stainless, 2018 MUSA-Galvanized and 2017 MUSA-Stainless acquisitions.
The Company increased its overall debt balance by $9.3 million during the first six months of 2019 and had $85.7 million of total borrowings outstanding with its lender as of June 30, 2019. Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio, maintaining a minimum tangible net worth, and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. As of June 30, 2019, the Company had $20.0 million of remaining available capacity under its line of credit. The Company was in compliance with all covenants as of June 30, 2019.

Outlook
While we have faced an aggressive pricing environment in recent months, particularly for smaller OD sizes and commodity alloys, as well as carbon steel pipe and tube, our volumes have held up well, evidenced by increasing market share. This is further evidence that our expanded product capabilities make us the preferred supplier and that we are well positioned for when excess industry inventories are reduced and stock buying returns to normal levels. Our expectations for the remainder of the year are consistent with our previous guidance of an Adjusted EBITDA of approximately $22 million. The Company’s focus for the remainder of 2019 will be on continuing to control costs tightly across all businesses, increasing operating cash flow and reducing total debt. We do not anticipate completing any acquisitions during the remainder of the year.
Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, galvanized pipe and tubing, fiberglass and steel storage tanks, specialty chemicals, and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on investments in equity securities, casualty insurance gain, all (gains) losses associated with a Sale-Leaseback, and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on investments in equity securities, casualty insurance gain, all (gains) losses associated with a Sale-Leaseback, and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

Synalloy Corporation Comparative Analysis
Condensed Consolidated Statement of Operations
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2019	2018	2019	2018
Net sales
Metals Segment	$64,503	$56,374	$135,606	$101,867
Specialty Chemicals Segment	14,275	15,519	27,975	28,508
	$78,778	$71,893	$163,581	$130,375
Operating income
Metals Segment	$1,193	$9,091	$2,629	$15,107
Specialty Chemicals Segment	926	1,107	1,540	1,970

Unallocated expense (income)
Corporate	1,944	2,220	4,253	3,722
Acquisition costs	20	690	302	690
Earn-out adjustments	(418)	2,308	(401)	2,462
Operating income	573	4,980	16	10,203
Interest expense	1,010	404	2,034	718
Change in fair value of interest rate swap	77	(19)	124	(92)
Other (income) expense	(110)	(59)	(404)	29
Net (loss) income before income taxes	(404)	4,654	(1,737)	9,548

(Benefit) provision for income taxes	(142)	977	(548)	2,036

Net (loss) income	$(262)	$3,677	$(1,189)	$7,512

Net (loss) income per common share
Basic	$(0.03)	$0.42	$(0.13)	$0.86
Diluted	$(0.03)	$0.41	$(0.13)	$0.85

Average shares outstanding
Basic	8,974	8,776	8,951	8,761
Diluted	8,974	8,864	8,951	8,834

Other data:
Adjusted EBITDA (1)	3,407	10,324	8,174	17,951

(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, stock option/grant costs, and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material). For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income to Adjusted EBITDA

Dollars in thousands	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2019	2018	2019	2018
Consolidated
Net (loss) income	$(263)	$3,677	$(1,189)	$7,512
Adjustments:
Interest expense	1,010	404	2,034	718
Change in fair value of interest rate swap	77	(19)	124	(92)
Income taxes	(142)	977	(548)	2,036
Depreciation	1,943	1,457	3,832	2,874
Amortization	819	571	1,743	1,148
EBITDA	3,444	7,067	5,996	14,196
Acquisition costs (1)	32	721	1,672	734
Shelf registration costs	10	—	10	—
Earn-out adjustments	(418)	2,308	(401)	2,462
(Gain) loss on equity securities	(100)	(59)	(373)	29
Stock option / grant costs	237	224	853	416
Straight line lease cost	151	92	288	184
Amortized gain on sale of assets - sale-leaseback	—	(84)	—	(167)
Retention expense	51	55	130	97
Adjusted EBITDA	$3,407	$10,324	$8,174	$17,951
% sales	4.3%	14.4%	5.0%	13.8%

Other (unfavorable) favorable impacts to income (2):
Inventory price change (loss) gain	$(1,788)	$1,073	$(5,164)	$3,526
Inventory cost adjustments	39	371	150	186
Aged inventory adjustment	24	21	8	(36)
Manufacturing variances	519	(379)	24	399
Total other (unfavorable) favorable impacts	$(1,206)	$1,086	$(4,982)	$4,075

Metals Segment
Operating income	$1,193	$9,091	$2,629	$15,107
Adjustments:
Depreciation expense	1,533	1,060	3,014	2,083
Amortization expense	819	571	1,743	1,142
EBITDA	3,545	10,722	7,386	18,332
Acquisition costs	12	31	1,370	44
Stock option / grant costs	63	52	210	100
Amortized gain on sale of assets - sale-leaseback	—	(60)	—	(120)
Retention expense	26	55	80	97
Metals Segment Adjusted EBITDA	$3,646	$10,800	$9,047	$18,453
% segment sales	5.7%	19.2%	6.7%	18.1%

Other (unfavorable) favorable impacts to income (2):
Inventory price change (loss) gain	$(1,788)	$1,073	$(5,164)	$3,526
Inventory cost adjustments	39	371	135	181
Aged inventory adjustment	34	22	17	(35)
Manufacturing variances	513	(292)	207	595
Total other (unfavorable) favorable impacts	$(1,202)	$1,174	$(4,805)	$4,267

Specialty Chemicals Segment
Operating income	$926	$1,107	$1,540	$1,970
Adjustments:
Depreciation expense	370	359	739	717
Amortization expense	—	—	—	6
EBITDA	1,296	1,466	2,279	2,693
Stock option / grant costs	26	26	96	50
Amortized gain on sale of assets - sale-leaseback	—	(24)	—	(47)
Specialty Chemicals Segment Adjusted EBITDA	$1,322	$1,468	$2,375	$2,696
% segment sales	9.3%	9.5%	8.5%	9.5%

Other (unfavorable) favorable impacts to income (2):
Inventory cost adjustments	$—	$—	$15	$6
Aged inventory adjustment	(10)	(1)	(9)	(1)
Manufacturing variances	7	(87)	(183)	(196)
Total other (unfavorable) favorable impacts	$(3)	$(88)	$(177)	$(191)

(1) Acquisition costs include the amortization of the incremental fair value above predecessor cost associated with acquired inventory that was sold during the quarter.

(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Reconciliation of (Loss) Income and (Loss) Earnings Per Share to Adjusted Net (Loss) Income and Adjusted (Loss) Earnings Per Share (Amounts in thousands, except per share data)

	Three Months Ended June 30,		Three Months Ended June 30,
(unaudited)	2019	2018	2019	2018

(Loss) income before taxes	$(404)	$4,654	$(1,737)	$9,548

Adjustments:
Acquisition costs	32	721	1,672	734
Shelf registration costs	10	—	10	—
Earn-out adjustments	(418)	2,308	(401)	2,462
(Gain) loss on investments in equity securities	(100)	(59)	(373)	29
Stock option / grant costs	237	224	853	416
Straight line lease cost	151	92	288	184
Amortized gain on sale of assets - sale-leaseback	—	(84)	—	(167)
Retention expense	51	55	130	97
Adjusted (loss) income before income taxes	(441)	7,911	441	13,303
(Benefit) provision for income taxes at 21%	(93)	1,661	93	2,794

Adjusted net (loss) income	$(348)	$6,250	$348	$10,509

Average shares outstanding, as reported
Basic	8,974	8,776	8,951	8,761
Diluted	8,974	8,864	8,951	8,834

Adjusted net income per common share
Basic	$(0.04)	$0.71	$0.04	$1.20
Diluted	$(0.04)	$0.71	$0.04	$1.19

Other (unfavorable) favorable impacts to income (2):
Inventory price change (loss) gain	$(1,788)	$1,073	$(5,164)	$3,526
Inventory cost adjustment	39	371	150	186
Aged inventory adjustment	24	21	8	(36)
Manufacturing variance	519	(379)	24	399

Total other (unfavorable) favorable impacts	$(1,206)	$1,086	$(4,982)	$4,075
Other impacts, net of tax	$(953)	$858	$(3,936)	$3,219

(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Condensed Consolidated Balance Sheets (Dollars in thousands)
(unaudited)	June 30, 2019	December 31, 2018

Assets
Cash	$24	$2,220
Accounts receivable, net	43,685	41,065
Inventories, net	110,416	114,201
Other current assets	13,299	9,983
Total current assets	167,424	167,469

Property, plant and equipment, net	41,770	40,925
Right-of-use assets, operating leases	36,429	—
Goodwill	17,558	9,800
Intangible assets, net	17,457	9,696
Other assets	428	508
Total assets	$281,066	$228,398

Liabilities and Shareholders' Equity
Accounts payable	$28,960	$25,074
Accrued expenses and other current liabilities	13,376	12,163
Current portion of long-term debt	4,000	—
Current portion operating lease liabilities	3,526	—
Current portion of finance lease liabilities	249	—
Total current liabilities	50,111	37,237

Long-term debt	81,670	76,405
Long-term portion of earn-out liability	6,060	4,703
Long-term portion of operating lease liabilities	34,140	—
Long-term portion of finance lease liabilities	458	—
Long-term portion of deferred sale-leaseback gain	—	5,599
Other long-term liabilities	163	1,717
Deferred income taxes	1,389	253
Shareholders' equity	107,074	102,484
Total liabilities and shareholders' equity	$281,066	$228,398

Note: The condensed consolidated balance sheet at December 31, 2018 has been derived from the audited consolidated financial statements at that date.

Reconciliation of Forecasted 2019 Net Income to Forecasted 2019 Adjusted EBITDA
Dollars in thousands
(unaudited)	2019 Forecast
Consolidated
Net income	$2,900
Adjustments:
Interest expense	3,926
Income taxes	663
Depreciation	7,658
Amortization	3,486
EBITDA	18,633
Earn-out adjustments	(283)
Acquisition costs	1,672
Stock option / grant costs	1,279
Shelf registration costs	10
(Gain) Loss on investments	(273)
Straight line lease cost	363
Retention expense	223
Adjusted EBITDA	$21,624

Other favorable (unfavorable) impacts to income (2)
Inventory price change loss	$(5,292)
Inventory cost adjustments	192
Aged inventory adjustment	8
Manufacturing variances	(491)
Total other unfavorable impacts	$(5,583)
(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.